                                                                     EXHIBIT 4.8

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 6

                                       TO

                      AMENDED AND RESTATED CREDIT AGREEMENT


                  THIS AMENDMENT NO. 6 TO AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment") is dated as of December 28, 1999, by and among United States Can Company, a Delaware corporation (the "Borrower"), the financial institutions from time to time party to the Amended and Restated Credit Agreement referred to below (collectively, the "Lenders", and each individually, a "Lender"), and Bank of America, N.A. (as successor to Bank of America National Trust and Savings Association), as the "Agent" for the Lenders (the "Agent"). Undefined capitalized terms which are used herein shall have the meanings ascribed to such terms in the Credit Agreement.

                              W I T N E S S E T H:

                  WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 25, 1997 (as heretofore amended and modified by that certain Amendment No. 1 and Waiver No. 1 thereto dated as of November 12, 1997, that certain Amendment No. 2 and Waiver No. 2 dated as of February 19, 1998, that certain Amendment No. 3 dated as of September 11, 1998, that certain Amendment No. 4 and Waiver No. 3 dated as of October 15, 1998, and that certain Amendment No. 5 and Security Interest Release dated as of April 30, 1999, in each case among such parties, the "Credit Agreement"), pursuant to which the Lenders have agreed to provide, subject to the terms and conditions contained therein, certain loans and other financial accommodations to the Borrower;

                  WHEREAS, the Borrower has requested that the Credit Agreement be amended to provide for additional commitments from certain Lenders to be made available to the Borrower, on a short-term basis maturing no later than 364 days from the date hereof, to finance the Acquisition (as defined below) and to provide working capital;

                  WHEREAS, the Lenders have indicated their willingness to consent to such amendment solely on the condition that the Loan Parties grant Liens on certain property to secure the Obligations and upon the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions stated herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the Lenders, and the Agent, such parties hereby agree as follows:

                  Section 1. Amendment No. 6 to Credit Agreement. Effective as of the Amendment No. 6 Effective Date (as defined in Section 2 of this Amendment), the Credit Agreement is hereby amended as follows (unless otherwise specified, section and schedule references herein refer to those of the Credit Agreement):

                  (a) Section 1.5 is amended by deleting it in its entirety and replacing it with the following:

                  "SECTION 1.5 Collateral Documents. References in this Agreement or any other Loan Document to the Borrower Pledge Agreement or any other Collateral Document, in a case where such Collateral Document is or would be governed by the laws of any jurisdiction other than Illinois, shall mean and be a reference to a document having a purpose and effect under the laws of such other jurisdiction similar to the purpose and effect of the corresponding form of Collateral Document referred to herein."

                  (b) Section 2.1 is amended by adding before each of the words "Lender," "Commitment," "Loans," in each case, the word "Multicurrency," and by adding at the end thereof the additional sentence:

         "On the terms and subject to the conditions of this Agreement (including Article IV), each 364- Day Lender severally and for itself alone agrees to make 364- Day Loans to the Borrower pursuant to the 364-Day Commitment as described in this Article II. "

                  (c) Section 2.1.1 is amended by deleting such section in its entirety and replacing it with the following:

                  "SECTION 2.1.1. General Terms. (a) From time to time on any Business Day occurring prior to the Commitment Termination Date, each Multicurrency Lender, severally and for itself alone, agrees to make revolving loans in Dollars or in Alternative Currencies (relative to such Lender, its "Multicurrency Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing of Multicurrency Loans requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 2.1.1(a) is herein referred to as its "Multicurrency Commitment"; provided that (a) the aggregate principal amount of all such Loans which any Multicurrency Lender shall be committed to have outstanding hereunder (determined on a Dollar equivalent basis) shall not at any time exceed the product of such Lender's Percentage and the Availability and (b) the aggregate principal amount of all such Loans which the Multicurrency Lenders shall be committed to have outstanding hereunder (determined on a Dollar equivalent basis) shall not at any time exceed the

         Availability. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Multicurrency Loans.

                  (b) From time to time on any Business Day occurring prior to the 364-Day Commitment Termination Date, each 364-Day Lender, severally and for itself alone, agrees to make revolving loans in Dollars (relative to such Lender, its "364-Day Loans") to the Borrower equal to such 364-Day Lender's Percentage of the aggregate amount of the Borrowing of 364-Day Loans requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 2.1.1(b) is herein referred to as its "364-Day Commitment"; provided that (a) the aggregate principal amount of all such 364-Day Loans which any 364-Day Lender shall be committed to have outstanding hereunder shall not at any time exceed the product of such Lender's Percentage and the 364-Day Commitment Amount at such time, (b) the aggregate principal amount of all 364-Day Loans which the 364-Day Lenders shall be committed to have outstanding hereunder shall not at any time exceed the 364-Day Commitment Amount at such time, (c) 364-Day Loans shall be made in Dollars only and shall not be redenominated in any other currency, including any Alternative Currency and (d) 364-Day Loans made on the Amendment No. 6 Effective Date shall be Base Rate Loans. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow 364-Day Loans."

                  (d) Section 2.2 is amended by adding to the heading thereof the words "and the 364-Day Commitment Amount", and by adding before the period at the end of the sentence therein the words "and the 364-Day Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2".

                  (e) Section 2.2.1 is amended by adding before each of the words "Lenders" and "Loans" the word "Multicurrency", and by adding at the end thereof the additional sentence:

                  "The Borrower may, from time to time on any Business Day, voluntarily reduce the amount of the 364-Day Commitment Amount by delivering to the Agent notice of such reduction; provided that all such reductions shall require at least one (1) Business Day's prior written notice to the Agent and be permanent and that any partial reduction of the 364-Day Commitment Amount shall be in a minimum amount of $2,500,000 and in an integral multiple of $1,000,000 in excess thereof."

                  (f) Section 2.2.2 is amended by deleting it in its entirety and replacing it with the following provision:

                  "SECTION 2.2.2. Mandatory. The 364-Day Commitment Amount shall be automatically and permanently reduced to zero pursuant to this subsection if the Acquisition is rescinded pursuant to Section 13 of the Acquisition Agreement, and the outstanding principal balance of the 364-Day Loans at such time shall be due and payable, together with interest thereon, and all fees and other amounts then due and payable, on the fifth Business Day following the date of such rescission."

                  (g) Section 2.4(b) is amended by changing each reference therein to "Lender" to "Multicurrency Lender".

                  (h) Sections 2.4(e), 2.6 and 2.8.1(a)(ii)(A) are amended by deleting each reference therein to "$1,000,000" and replacing each such reference with "$2,500,000" and by deleting each reference therein to "$100,000" and replacing each such reference with "$1,000,000".

                  (i) Section 2.7 is amended by deleting it in its entirety and replacing it with the following:

                  "SECTION 2.7 Pro Rata Treatment. All Borrowings, continuations, conversions, redenominations, prepayments, repayments and mandatory and voluntary Commitment Amount and 364-Day Commitment Amount reductions shall be effected so that after giving effect thereto
         (a) each Multicurrency Lender will have a ratable share (according to its Percentage of the Multicurrency Facility) of all types and Groups of Multicurrency Loans, Letters of Credit and the Commitment Amount and
         (b) each 364-Day Lender will have a ratable share (according to its Percentage of the 364-Day Facility) of all types and Groups of 364-Day Loans and the 364-Day Commitment Amount. In the event that any payment is received from or in behalf of the Borrower at a time when any past due Obligations are owing to the Agent (in its capacity as such) or any Loans or Letter of Credit Obligations (or interest thereon) are past due, such payment shall first be applied to all such amounts owing to the Agent and then ratably to such past due Loans and Letter of Credit Obligations (and interest) until all such past due amounts are paid in full before application of any portion of such payment to any other Obligations.

                  (j) Section 2.8.1 is amended (i) by deleting the first sentence therein and replacing it with the following sentence:

                  "The Borrower will make payment in full of all unpaid principal of all Multicurrency Loans on the Commitment Termination Date and will make payment in full of all unpaid principal of all 364-Day Loans on the 364-Day Commitment Termination Date.";

         (ii) by changing each reference in clause (b) to "Loans" to "Multicurrency Loans,"

         (iii) by deleting in its entirety clause (c) and replacing it with the following:

                  "(c) shall from time to time, make mandatory prepayments of the Loans in such amounts and at such times as may be necessary to prevent (i) the aggregate outstanding principal amount of all Multicurrency Loans (determined on a Dollar equivalent basis) from exceeding Availability, (ii) the aggregate outstanding Letter of Credit Obligations from exceeding Letter of Credit Availability (determined on a Dollar equivalent basis) and (ii) the aggregate outstanding principal amount of 364-Day Loans from exceeding the 364-Day Commitment Amount;"

         (iv) by deleting in its entirety clause (e) and replacing it with the following:

                      "(e) shall, on each date when any reduction in the 364-Day Commitment Amount shall become effective, make a mandatory prepayment of all 364-Day Loans equal to the excess, if any, of the aggregate outstanding principal amount of all 364-Day Loans over the 364-Commitment Amount then in effect, as so reduced"; and

         (iv) by adding before the period at the end of the last sentence therein the words "or the 364-Day Commitment Amount, provided, however, that the 364-Day Commitment shall be reduced to zero upon the mandatory prepayment of the 364-Day Loans pursuant to Section 2.2.2".

                  (k) Section 2.9.3 is amended by deleting clause (a) in its entirety and replacing it with the following:

                  "(a) as to all Multicurrency Loans, on the Commitment Termination Date, and as to all 364-Day Loans, on the 364-Day Commitment Termination Date;".

                  (l) Section 2.14 is amended by (i) deleting clause (a) in its entirety and replacing it with the following:

                  "(a) Commitment Fees. The Borrower agrees to pay to the Agent, for the account of each Multicurrency Lender, a commitment fee (the "Commitment Fee") in an amount equal to the product of (i) the Applicable Commitment Fee Percentage multiplied by (ii) the daily average amount by which the Commitment Amount exceeds the sum of the outstanding principal balance of the Multicurrency Loans plus, the then Letter of Credit Obligations for each fiscal quarterly period ending after the Closing Date and for the period commencing on the last day of the fiscal quarter most recently ending immediately prior to the Commitment Termination Date and ending on the Commitment Termination Date. The Commitment Fee shall be payable quarterly in arrears on the last day of each fiscal quarter for the fiscal period then ended and on the Commitment Termination Date. Solely for purposes of calculating the Commitment Fee for the Multicurrency Lenders under this Section 2.14(a), the equivalent in Dollars of each Eurodollar Loan made in an Alternative Currency as determined on the date of the making of such Loan shall be the amount of the Commitment Amount used in connection with such Loan, and no further adjustments shall be made with respect to fluctuations thereafter in the value of the Alternative Currency of such Loan. The Borrower agrees to pay to the Agent, for the account of each 364-Day Lender, a commitment fee (the "364- Day Commitment Fee") in an amount equal to the product of (i) the Applicable Commitment Fee Percentage multiplied by (ii) the daily average amount by which the 364-Day Commitment Amount exceeds the sum of the outstanding principal balance of the 364-Day Loans for each fiscal quarterly period ending after the Amendment No. 6 Effective Date and for the period commencing on the last day of the fiscal quarter most recently ending immediately prior to the 364-Day Commitment Termination Date and ending on the 364-Day Commitment Termination Date. The 364-Day Commitment Fee shall be payable quarterly in arrears on the last day of each fiscal quarter for the fiscal period then ended and on the 364-Day Commitment Termination Date."; and

                  (ii) by adding at the end of clause (b) the words "and the fees specified in an amount and at the times set forth in the Amendment Fee Letter".

                  (m) Section 2.20 is amended by deleting it in its entirety and replacing it with the following:

                  "SECTION 2.20 All Obligations Secured. The Loans and all other Obligations of the Borrower and each other Loan Party to the Agent, any Lender or any other Secured Party, shall be secured by the Lien, for the benefit of the Secured Parties, on all of the Collateral and by all other Liens heretofore, now, or at any time or times hereafter granted by the Borrower or any other Loan Party to the Agent, any Lender or any other Secured Party to secure any Obligations, subject to release pursuant to Section 8.10. The Borrower agrees that all of the rights of the Secured Parties set forth in this Agreement shall apply to any modification, amendment or restatement of, or supplement to, this Agreement, any supplements or exhibits hereto, and the other Loan Documents, unless otherwise agreed in writing."

                  (n) Section 2.21 is amended by (i) deleting the first sentence in its entirety and replacing it with the following:

                  "The Borrower shall apply the proceeds of each Borrowing (a) under the Multicurrency Facility, and shall utilize each Letter of Credit, for general corporate purposes (including to provide ongoing working capital and funds for acquisitions permitted hereunder (including, without limitation, the Acquisition)) and (b) under the 364-Day Facility, (i) to finance the Acquisition and to refinance certain indebtedness of May and its Subsidiaries, (ii) to pay transaction fees and expenses incurred in connection with the Acquisition and the financing hereunder and (iii) for general corporate purposes (including to provide ongoing working capital and funds for acquisitions permitted hereunder, including, without limitation, the Acquisition)."; and

         (ii) deleting the words "pursuant to a guaranty substantively similar to the guaranties previously executed by former Subsidiaries of the Borrower in connection with the Existing Agreement (in each case, in form, scope and substance reasonably acceptable to the Agent, collectively, the "Subsidiary Guaranties")" in clause (a) of the second sentence therein, and replacing such words with the following:

         "in substantially the form of the Subsidiary Guarantee attached hereto as Exhibit H (each, a "Subsidiary Guarantee")."

                  (o) Article III is amended by changing each reference therein to "Lender",

 "Lenders" and "Majority Lenders" to "Multicurrency Lender", "Multicurrency Lenders" and "Majority Multicurrency Lenders", respectively.

                  (p) Section 5.1(b) is amended by deleting it in its entirety and replacing it with the following:

                  "(b) Authorizations; Enforceability. The Borrower and each of its Subsidiaries has the requisite corporate authority to execute, deliver and perform each of the Loan Documents and Acquisition Documents executed by it and to consummate the Acquisition. This Agreement has been, and each of the Loan Documents and Acquisition Documents to which the Borrower or any of its Subsidiaries is a party when delivered hereunder will have been, duly executed and delivered by the Borrower or such Subsidiary, as the case may be, and is, or when delivered hereunder will be, the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles."

                  (q) Section 5.1(c) is amended by adding (i) after the words "each Loan Document" the words "and each Acquisition Document," (ii) after the words "to which it is a party" the words "and the consummation of the Acquisition and the other transactions contemplated hereby" and (iii) before the period at the end thereof the words "(other than Liens granted pursuant to the Collateral Documents)".

                  (r) Section 5.1(d) is amended by adding before the period at the end of the sentence thereof the following:

         "or Acquisition Documents to which it is party, the consummation of the Acquisition or the granting of a Lien on any of the Collateral in the manner and for the purpose contemplated by the Collateral Documents, except filings and recordings to perfect such Liens. All applicable waiting periods in connection with the Acquisition and the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of any Loan Party or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them."

                  (s) Section 5.1(f) is amended by adding the following provision at the end thereof:

         "A balance sheet and statement of income and loss of each Group Company for fiscal year ended March 31, 1999, reviewed by independent public accountants and the unaudited consolidated and consolidating balance sheet and statement of income and loss of May for fiscal year ended March 31, 1999 in each case, together with English translations by Arthur Andersen thereof and prepared in conformity with German GAAP, consistently applied, copies of each of which have been furnished to each Lender, to the best of the Borrower's knowledge, fairly present the consolidated financial condition of May and its Subsidiaries as at such date. Since September 30, 1999, there has been no change in any circumstances, facts or conditions nor shall an event have taken place which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect."

                  (t) Section 5.1(q) is amended by adding before the period at the end of the sentence thereof the words ", except only to the extent of any inaccuracy arising as a result of the granting of, and any filing, recording or other act to perfect, Liens pursuant to the Collateral Documents".

                  (u) Section 5.1(r) is amended by adding before the period at the end of the third sentence thereof the words "(other than Liens granted pursuant to the Collateral Documents)".

                  (v) Section 5.1(v) is amended by deleting it in its entirety and replacing it with the following:

                  "(v) Collateral Documents. The provisions of the Collateral Documents executed by any Loan Party in favor of the Agent evidence legal, valid, enforceable and continuing Liens, in favor of the Agent for the benefit of the Secured Parties, in all right, title and interest of such Loan Party in any and all of the Collateral described therein, securing the Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Collateral Documents or the taking of possession of the Collateral by the Agent in accordance with the provisions of such Collateral Documents, each of such Collateral Documents creates a fully perfected first priority Lien in all right, title and interest of such Loan Party in such Collateral superior in right to any Liens, existing or future, which such Loan Party or any creditors thereof or purchasers therefrom, or any other Person, may have against such Collateral or interests therein, except to the extent, if any, otherwise provided in Section 6.2(h)."

                  (w) Section 5.1 is further amended by adding the following provisions at the end thereof:

                  "(x) Year 2000 Compliance. The Borrower (i) has reviewed its operations and those of its Subsidiaries with a view to assessing whether each of its or the Subsidiaries' respective businesses will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to a Year 2000 Problem arising from computer hardware or software used in the Borrower's or any Subsidiary's business or operations, and (ii) has taken into account the costs to be incurred by the Borrower and such Subsidiaries to address any Year 2000 Problem arising from computer hardware or software used in the Borrower's or any Subsidiary's business or operations in the preparation of all projections provided to the Lenders with respect to the Borrower and any such Subsidiary. No Material Adverse Effect has occurred, or would reasonably be expected to occur, as a result of any Year 2000 Problem arising from computer hardware or software used in the Borrower's or any Subsidiary's business or operations or in the business or operations of vendors or customers of the Borrower or any Subsidiary.

                  (y) Acquisition Documents. (i) The Borrower has delivered to the Lenders and the Agent true, complete and correct copies of each of the material Acquisition Documents and all material amendments thereto, waivers relating thereto and other material side letters or agreements affecting the terms thereof. After the date of such delivery, none of such documents and agreements has been amended or supplemented in any material respect, nor have any of the provisions thereof been waived and no consent or waiver has been granted by any Loan Party thereunder in any material respect, except pursuant to a written agreement or instrument which has heretofore been consented to by the Agent. Each of the Acquisition Documents has been duly executed and delivered by each Loan Party thereto and, to the best of the Borrower's knowledge, each other party thereto and is a legal, valid and binding obligation of such Loan Party and, to the best of the Borrower's knowledge, each other party thereto enforceable, in all material respects, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (ii) The representations and warranties of the Borrower, USC Holding and to the best of the Borrower's knowledge, each other party to the Acquisition Documents are true and correct in all material respects on the Amendment No. 6 Effective Date as if made on and as of such date (other than any such representations or warranties that, by their terms, are made as of an earlier date other than such date in which case, such representations and warranties of the Borrower or the USC Holding were true and correct in all material respects as of such earlier date and such representations and warranties of any other party to the Acquisition Documents were, to the best of the Borrower's knowledge, true and correct in all material respects as of such earlier date).

                  (iii) The Borrower and, to the best of the Borrower's knowledge, each other party to the Acquisition Documents has complied in all material respects with all terms and provisions contained therein. All conditions precedent to the consummation of the Acquisition have been satisfied other than USC Holding's payment of the purchase price consideration therefor as provided in the Acquisition Agreement and, upon such payment, the Acquisition will be duly consummated in accordance with the terms of the Acquisition Documents (subject to rescission pursuant to the terms of Section 13 of the Acquisition Agreement).

                  (z) Solvency. On the Amendment No. 6 Effective Date, after giving effect to the Acquisition, and on each date on which Borrowings are made hereunder, the Borrower and its Subsidiaries, taken as a whole, are Solvent. Neither the Borrower nor any other Loan Party has incurred any obligations or liabilities (contingent or otherwise) under this Agreement, any other Loan Document or any Acquisition Document, nor has the Borrower or any other Loan Party made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of the Borrower or any of its Subsidiaries."

                  (x) Section 6.1(m) is amended by adding after the words "record and account" in the first sentence thereof the words "(including records relating to the Collateral)".

                  (y) Section 6.1 is further amended by deleting clause (n) therein in its entirety and adding at the end thereof the following additional subsections:

                           "(n) Delivery of German Pledge Agreement. No later than 30 days after the Amendment No. 6 Effective Date, and at the sole expense of the Borrower, the Borrower shall cause USC Holding to (i) duly execute and deliver to the Agent, for the benefit of the Secured Parties, a pledge agreement (as amended, supplemented or otherwise modified from time to time, the "German Pledge Agreement") in form and substance reasonably satisfactory to the Agent, securing payment of the obligations of USC Holding under the Loan Documents and the Obligations of the Borrower, pursuant to which USC Holding unconditionally grants to the Agent, for the benefit of the Secured Parties, a first perfected Lien on 65% of the partnership interests issued by May, free and clear of all other Liens and other encumbrances (including, without limitation, any encumbrance resulting from any rescission rights or claims under Section 13 of the Acquisition Agreement), and accompanied by any other items required to be delivered under the terms of the German Pledge Agreement, and (ii) deliver to the Lenders favorable opinions, addressed to the Agent and the Lenders, of United States and German counsel to the Loan Parties reasonably acceptable to the Agent, as to the creation and perfection of the Liens granted pursuant to the German Pledge Agreement, the German Pledge Agreement being the legal, valid and binding obligation of USC Holding enforceable in accordance with its terms and as to such other matters as the Agent may reasonably request; provided that the requirements set forth in this Section 6.1(n) shall terminate and be of no further force and effect if the Borrower has made the mandatory prepayment under and in accordance with
         Section 2.2.2.

                           (o) Further Assurances. The Borrower agrees that, until all Obligations in respect of the 364-Day Facility have been indefeasibly paid and fully satisfied and the 364-Day Commitments have been terminated, the security interests in and Liens on and against the Collateral, and all proceeds thereof, granted or purported to be granted by the Collateral Documents shall continue in full force and effect. The Borrower shall perform, from time to time, any and all steps reasonably requested by the Agent to perfect, maintain and protect the security interests in and Liens on and against the Collateral granted or purported to be granted by the Collateral Documents, as well as the priority of such security interests and Liens, or to enable the exercise of rights and remedies hereunder with respect to any Collateral, including (i) executing and filing financing or continuation statements, or amendments thereof, and terminations of financing statements and other releases, in form and substance reasonably satisfactory to the Agent, (ii) delivering to the Agent all certificates, notes and other instruments representing or evidencing the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, including stock powers, all in form and substance reasonably satisfactory to the Agent, and (iii) executing and delivering all further instruments and documents, and taking all further action in furtherance of the foregoing, as the Agent may reasonably request."

                  (z) Section 6.2(a)(ii) is amended by deleting it in its entirety and replacing it with the following provision:

                           "(ii) the Borrower or any of its Subsidiaries may
                  merge with or into any other corporation, or acquire substantially all of the assets, or any material asset or assets, from another Person, or acquire not less than 90% of the outstanding capital stock of another Person if: (A) the Borrower, or such Subsidiary, is the continuing or surviving entity, or the purchaser of such assets or capital stock, as the case may be; (B) such other Person is engaged in the container manufacturing or distribution industries and businesses related thereto; (C) immediately prior to such merger or acquisition and after giving effect thereto, the Borrower shall be in compliance with the covenants set forth in Section 6.3; (D) the cash consideration paid or payable by the Borrower or such Subsidiary does not exceed (i) $50,000,000 for any such merger or acquisition or (ii) $75,000,000 in the aggregate for all such mergers and acquisitions consummated during any fiscal year unless, in either case, the Majority Lenders shall have provided their prior written consent to such merger or acquisition; (E) no Default or Event of Default exists immediately prior to such merger or acquisition, or would result therefrom; (F) in the case of the acquisition by, or of, a Domestic Subsidiary, the Borrower and its Subsidiary shall have complied with the requirements of clauses (a) and (b) of Section 2.21, if applicable, regardless of whether any proceeds of any Borrowing are used, directly or indirectly, to facilitate such merger or acquisition; (G) the board of directors (or similar governing body) of the Person which is the proposed counterparty to such merger or target of such acquisition has approved such merger or acquisition; and (H) the Administrative Agent shall have received evidence satisfactory to it demonstrating that the Person which is the proposed counterparty to such merger or target of such acquisition shall have positive EBITDA (adjusted for excess owners' compensation and other special charges approved by the Agent in its reasonable discretion) for the twelve-month period ending as of the date of such merger or acquisition; and".

                  (aa) Section 6.2(a)(iii) is amended by adding after the words "all of the other Loan Documents" in clause (a) thereof the following:

                  "and takes all steps reasonably requested by the Agent to preserve the priority of the perfected security interests and liens granted under the Collateral Documents,".

                  (bb) Section 6.2(b) is amended by deleting the period at the end of clause (vii) thereof and replacing it with a semicolon, and by adding the following clauses to the end of such section:

                  "(viii)  the Acquisition;

                  (ix) additional Investments in the Argentinean joint venture referred to in clause (vi) of this section as a result of the purchase by Borrower or any Subsidiary of additional equity interests in such joint venture, provided that the aggregate of all Investments in such venture under clause (vi) and under this clause do not exceed $25,000,000 (or the Dollar equivalent thereof); and

                  (x) Investments after the Amendment No. 6 Effective Date in May's existing Spanish venture, Envases Metallicos del Sureste, in an aggregate amount of up to $10,000,000 (or the Dollar equivalent thereof), provided that no additional Investments shall be permitted following a rescission under Section 13 of the Acquisition Agreement."

                  (cc) Section 6.2(f) is amended by adding after the words "with respect to any Guaranty" in the third line thereof the words "(excluding any Subsidiary Guarantee)".

                  (dd) Section 6.2(h) is amended by deleting clause (i) in its entirety and replacing it with the following:

                  "(i)  Liens granted pursuant to the Loan Documents;".

                  (ee) Section 6.2(i)(vii) is amended by deleting such clause
(vii) in its entirety and replacing it with the following:

                  "(vii) one or more Foreign Subsidiaries may incur, permit to exist and prepay any Debt in an aggregate amount not to exceed $45,000,000 (or the Dollar equivalent thereof)".

                  (ff) Section 6.2(p) is amended by deleting it in its entirety and replacing it with the following provision:

                  "(p) Change of Location or Name. The Borrower shall not, nor shall it permit any of its Domestic Subsidiaries to, change:

                                    (i) the location of its principal place of
                  business, chief executive office, major executive office, chief place of business or its records concerning its business and financial affairs; or

                                    (ii)  its name or the name under or by which
                  it conducts its business,

         in each case without first giving the Agent thirty (30) days' prior written notice thereof and taking any and all actions which may be necessary or desirable, or which the Agent may request, to maintain and preserve all Liens granted pursuant to the Collateral Documents; provided that notwithstanding the foregoing, the Borrower will not, and will not permit any of its Domestic Subsidiaries to, change the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs from the contiguous continental United States of America to any place outside the contiguous continental United States of America."

                  (gg) Section 6.3(e) is amended by deleting, in its entirety, the schedule of periods and ratios set forth therein and replacing such schedule with the following:

                                       "Period                 Ratio
                                        ------                 -----

                  Closing Date through and
                  including June 30, 2000               2.75 to 1.00

                  July 1, 2000 and thereafter           3.00 to 1.00"

                  (hh) Section 6.4(h) is deleted in its entirety and replaced with the following provision:

                  "(h) Other Information. With reasonable promptness, the Borrower shall deliver to the Agent (i) notice of any material amendment, supplement or other modification with respect to, or any material consent or waiver granted in respect of, any Acquisition Document, and copies of any notices delivered pursuant to Section 13 of the Acquisition Agreement and (ii) such other data and information as the Agent or a Lender through the Agent shall reasonably request."

                  (ii)    Section 7.1 is amended as follows:

                           (i) clause (a) of Section 7.1 is amended by deleting after the words "or any other amount due and payable by" the words "the Borrower" and inserting in lieu thereof the words "any Loan Party";

                           (ii) clause (b)(i) of Section 7.1 is amended by adding after the reference to "6.1(f)" the reference to ", 6.1(n)" and by adding at the end thereof the following words:

                  "or USC Holding shall fail duly and punctually to perform or observe any covenant or agreement binding on it under Section 5(c) of the Subsidiary Guarantee";

                           (iii) clause (b)(iii) of Section 7.1 is amended by adding after the words "The Borrower" at the beginning of such clause the words "or any Loan Party", and by adding after the words "the Borrower" therein the words "or such other Loan Party";

                           (iv) clause (c) of Section 7.1 is amended by adding after the words "the Borrower" when used therein the words "or any other Loan Party"; and

                           (v) clause (j) of Section 7.1 is amended by deleting it in its entirety and replacing it with the following provision:

                  "(j) Termination of Documents; Failure of Security. Any of the Loan Documents shall cease for any reason to be in full force and effect (other than in accordance with the terms hereof or thereof), or the Borrower, any of its Subsidiaries or any guarantor of the Obligations shall disavow its obligations under, or shall contest the validity or enforceability of, any of the Loan Documents or the Obligations, or any material Lien intended to be created thereby ceases to be or is not valid and perfected in any material respect, or the Parent Indenture or the subordination provisions of any of the documents and instruments evidencing any Subordinated Debt shall at any time cease to be in full force and effect; or any such Lien shall be subordinated or shall not have the priority contemplated by this Agreement, any of the other Loan Documents, or such subordination provisions, for any reason, or the Borrower, the Parent or any of their Subsidiaries shall institute any action seeking a determination of any of the foregoing."

                  (jj) Section 8.1 is amended by adding at the end thereof the following sentence:

                  "The Arranger, as such, shall have no duties or obligations whatsoever with respect to this Agreement, any other Loan Document or any other document or any matter related thereto."

                  (kk) Section 8.10 is amended by deleting in its entirety and replacing it with the following provision:

                           "SECTION 8.10 Collateral Matters.

                           (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

                           (b) The Lenders irrevocably authorize and direct the Agent, and the Agent hereby agrees, to release any Lien granted to or held by the Agent on any Collateral, upon the request of the Borrower,
         (i) upon termination of the 364-Day Commitments and payment in full of all 364-Day Loans and all other Obligations payable under this Agreement and under any other Loan Document in respect of the 364-Day Facility; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;
         (iii) constituting property in which the Borrower or any Subsidiary of the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary of the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Debt or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders (or by all of the Lenders if required by the terms of Section 9.1). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.10(b)."

                  (ll) Section 9.1 is amended by deleting it in its entirety and replacing it with the following provision:

                  "SECTION 9.1 Amendments, etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to by the Majority Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Article IV,
         (ii) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of the Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (iii) release all or substantially all the Collateral (other than as required by the terms of this Agreement or any other Loan Document), (iv) reduce or limit the obligations of USC Holding or any other Loan Party under any Subsidiary Guarantee or (v) amend this Section 9.1, and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender that has a Commitment under, or Loans owing to it in respect of, the Facility affected by such amendment, waiver or consent, do any of the following: (i) increase any of the Commitments of such Lenders or subject such Lenders to any additional obligations under such Facility, (ii) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder to such Lender under such Facility or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder to such Lender under such Facility; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement.

                  (mm) Section 9.7(a) is amended by adding after the words "of such Lender hereunder" the words "and in respect of one or both Facilities."

                  (nn) Section 9.11(a) is amended by adding after the words "any other Loan Documents," the words "the Acquisition and any Acquisition Document".

                  (oo) Schedule I is amended by adding the following definitions to such Schedule 1 in alphabetical order:

                  ""Acquisition" means the acquisition by USC Holding of all the Capital Stock of May pursuant to the Acquisition Agreement.

                  "Acquisition Agreement" means the Sale and Purchase Agreement dated as of December 22, 1999 among Lucretia GmbH, as seller, May Holding GmbH & Co. KG, as seller guarantor, the Borrower and USC Holding.

                  "Acquisition Documents" means the collective reference to the Acquisition Agreement and each of the agreements, real property leases, notes, guarantees, consents, instruments, certificates and opinions delivered by the Borrower, USC Holding or any other Person in connection with the Acquisition.

                  "Amendment Fee Letter" means the Letter dated as of the Amendment No. 6 Effective Date between the Borrower and the Agent.

                  "Amendment No. 6" means the Amendment No. 6 to this Agreement dated as of December 28, 1999 among the Borrower, the Lenders and the Agent.

                  "Amendment No. 6 Effective Date" means the date on which all the conditions to the effectiveness of Amendment No. 6 were satisfied.

                  "Arranger" means Banc of America Securities LLC, in its capacity as lead arranger and book manager.

                  "Assignment Agreement" means a collateral assignment or security agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by the Borrower, USC Holding and the Agent, for the benefit of the Secured Parties, pursuant to which USC Holding and the Borrower grant to the Agent a collateral assignment securing the Obligations of all of USC Holding's and the Borrower's rights, claims and interests in and to that certain "Joint Account" referred to and defined in the Acquisition Agreement, and all proceeds thereof payable or paid to USC Holding or the Borrower with respect to such account.

                  "Borrower Pledge Agreement" means the Pledge Agreement between the Borrower and the Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Collateral" means all Property and interests in Property now owned or hereafter acquired by the Borrower or any of its Affiliates in or upon which a Lien is granted under the Collateral Documents.

                  "Collateral Documents" means the Borrower Pledge Agreement, the Assignment Agreement, the German Pledge Agreement and consents, financing statements and all other similar agreements, assignments, instruments and documents delivered to the Agent at any time to create, evidence or perfect Liens securing the Obligations, and all amendments, supplements, modifications, renewals, replacements, restatements, consolidations, substitutions, and extensions of any of the foregoing.

                  "Facility" means the Multicurrency Facility and the 364-Day Facility.

                  "German GAAP" means generally accepted accounting principles in Germany consistent with those utilized in preparing the audited financial statements of May delivered in connection with Amendment No. 6.

                  "German Pledge Agreement" has the meaning specified in Section 6.1(n).

                  "Group Companies" means May and each Subsidiary of May specified on Schedule 8.1 to the Acquisition Agreement.

                  "Majority Multicurrency Lenders" means, at any time, the Multicurrency Lenders having, in the aggregate, a Percentage of the Commitment Amount of 66-2/3% or more of the total Percentages of all Multicurrency Lenders at such time.

                  "May" means May Verpackungen GmbH & Co. KG, a limited partnership formed under the laws of the Federal Republic of Germany.

                  "Multicurrency Commitment" has the meaning specified in
Section 2.1.1.

                  "Multicurrency Facility" means the facility provided hereunder by the Multicurrency Lenders to make Multicurrency Loans in an amount not to exceed the Commitment Amount.

                  "Multicurrency Lender" means the institutions listed on the signature pages to the Credit Agreement and each institution that shall become a party hereto as a Multicurrency Lender pursuant to Section 9.7.

                  "Multicurrency Loans" has the meaning specified in Section 2.1.1.

                  "Solvent" shall mean, with respect to the Borrower and its Subsidiaries, taken as a whole (a) the property of the Borrower and its Subsidiary, at fair valuation (on a going concern basis), will exceed the debts of the Borrower and its Subsidiaries, (b) the Borrower and its Subsidiaries will be able to pay their debts as such debts become absolute and matured, and (c) the Borrower and its Subsidiaries will have, as of such date, sufficient capital with which to conduct their business. For purposes of this definition, "debt" means "liability on a claim" and "claim" means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  "Subsidiary Guarantee" means the Guarantee of USC Holding in favor of the Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time, and any other guarantee by a Subsidiary delivered pursuant to Section 2.21.

                  "364-Day Commitment" shall have the meaning specified in
Section 2.1.1.

                  "364-Day Commitment Amount" means $70,000,000, subject to reduction pursuant to Section 2.2.

                  "364-Day Commitment Fee" has the meaning specified in Section 2.14(a).

                  "364-Day Commitment Termination Date" means December 26, 2000 or the earlier date of termination in whole of all of the 364-Day Commitments pursuant to Section 2.2 or 7.2.

                  "364-Day Facility" means the facility provided hereunder by the 364-Day Lenders to make 364-Day Loans in an amount not to exceed the 364-Day Commitment Amount.

                  "364-Day Lenders" means the institutions listed as such on the signature pages to Amendment No. 6 and each institution that shall become a party hereto as a 364-Day Lender pursuant to Section 9.7.

                  "364-Day Loans" has the meaning specified in Section 2.1.1.

                  "USC Holding" means USC May Verpackungen Holding Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower.

                  "Year 2000 Problem" means, with respect to any Person, any significant risk that computer hardware or software used in such Person's business or operations will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000."

                  (pp) Schedule I is further amended by deleting the definitions of "Borrowing", "Commitment", "Lenders", "Loan", "Majority Lenders" and "Percentage" and replacing such definitions with the following new definitions:

                  "Borrowing" means a borrowing of Loans under the Facility applicable to such Loans and, in the case of Multicurrency Loans, denominated in the same currency, and made by all the Lenders in such Facility in accordance with their respective applicable Percentages for such Facility, on the same Business Day, in accordance with Section 2.4.

                  "Commitment" means the Multicurrency Commitment and the 364-Day Commitment, as applicable.

                  "Lenders" means the Multicurrency Lenders and the 364-Day Lenders.

                  "Loan" means the Multicurrency Loans and the 364-Day Loans, as applicable.

                  "Majority Lenders" means at any time (a) the Multicurrency Majority Lenders and (b) the 364-Day Lenders having, in the aggregate, a Percentage of the 364-Day Commitment Amount of 66-2/3% or more of the total Percentages of all 364-Day Lenders at such time.

                  "Percentage" means, (a) relative to any Multicurrency Lender, its Percentage of the Commitment Amount as set forth opposite such Lender's name on Schedule II (Part A), or if such Lender has entered into an Assignment and Acceptance, the percentage set forth for such Lender in the register maintained by the Agent pursuant to Section 9.7(d) and (b) relative to any 364-Day Lender, its Percentage of the 364-Day Commitment Amount as set forth opposite such Lender's name on
         Schedule II (Part B), or if such Lender has entered into an Assignment and Acceptance, the percentage set forth for such Lender in the register maintained by the Agent pursuant to Section 9.7(d)."

                  (qq)  Schedule I is further amended as follows:

                  (i) the definition of "Alternative Currency" is amended by adding before the words "Lenders" therein the word "Multicurrency";

                  (ii) the definitions of "Applicable Eurodollar Margin," and "Applicable Commitment Fee Percentage" are amended by adding the words "(A) for each Multicurrency Loan and Multicurrency Commitment", before the words "respectively mean during any Pricing Period" and by adding at the end thereof the following:

                  "; and, (B) for each 364-Day Loan and 364-Day Commitment, respectively mean, during any Pricing Period, the amount set forth below for such Applicable Eurodollar Margin or Applicable Commitment Fee Percentage, as the case may be, depending upon the Pricing Ratio as of the last day of the fiscal quarter most recently ended prior to the first day of such Pricing Period:

                                                                   Applicable
                                           Applicable            Commitment Fee
            Pricing Ratio               Eurodollar Margin          Percentage
            -------------               -----------------        --------------

            Less than
            0.75 to 1.00                       1.25%                  0.30%

            Greater than or
            equal to 0.75 to
            1.00 and less than
            or equal to
            1.25 to 1.00                       1.50%                  0.35%

            Greater than
            1.25 to 1.00                       1.875%                 0.375%
         provided, however, that, if and for so long as the Borrower shall have failed to timely deliver a Compliance Certificate under Section 6.4(b) or Section 6.4(c) with respect to such fiscal quarter most recently ended, the Applicable Eurodollar Margin for such Pricing Period shall be 1.875% and the Applicable Commitment Fee Percentage for such Pricing Period shall be 0.375% respectively; and provided, further, that, notwithstanding the foregoing, for the period beginning on the Amendment No. 6 Effective Date and ending on the first day of the first Pricing Period commencing after the Amendment No. 6 Effective Date, the Applicable Eurodollar Margin shall be 1.875% and the Applicable Commitment Fee Percentage shall be 0.375%."

                  (iii) the definition of "EBITDA" is amended by adding at the end thereof the following:

                  "and (vii) for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for any period of determination which occurs on and after the Amendment No. 6 Effective Date but incorporates any fiscal quarter during the twelve-month period prior to such date, such computation shall include the EBITDA of May and its Subsidiaries for such fiscal quarter (with such adjustments thereto for the excess owners' compensation and other special charges as the Agent may approve in its reasonable discretion) to the extent that the Lenders may reasonably verify such EBITDA upon review of the financial statements of May and its Subsidiaries delivered pursuant to the terms of Amendment No. 6.";

                  (iii) the definition of "Eurodollar Loan" is amended by adding after the words "or an Alternative Currency" the words "(in the case of a Multicurrency Loan only)";

                  (iv) the definition of "Interest Period" is amended by adding before the period at the end of clause (d) the words "(in respect of any Multicurrency Loan), or the 364-Day Commitment Termination Date (in respect of any 364-Day Loan)";

                  (v) the definition of "Letter of Credit Availability" is amended by adding before the word "Loans" the word "Multicurrency"; and

                  (vi) the definitions of "Existing Agreement," "Existing L/C's," "Existing Lenders" and "Existing Loans" are amended by deleting each reference to "Section 3.11" therein and substituting therefor a reference to "Section 2.23"; and

                  (vii) the definition of "Material Adverse Effect" is amended by deleting clause (a) therein in its entirety and replacing it with the following:

           "(a) a material adverse effect upon (i) the Agent's Lien on or rights with respect to any material (whether as to type, or as to amount or value in relation to the total amount of Collateral of such type) Collateral, (ii) the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole or the Parent and its Subsidiaries, taken as a whole, or (iii) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform the Loan Documents to which they are a party".

                  (rr) Each of Exhibits A, B, C, H and I attached to this Amendment, and Schedule II attached to this Amendment is hereby deemed to be on and after the Amendment No. 6 Effective Date Exhibits A, B and C and Schedule II, respectively, of the Credit Agreement.

                  Section 2. Effectiveness of this Agreement; Conditions Precedent. This Amendment shall become effective as of the date (such date, the "Amendment No. 6 Effective Date") the following conditions precedent are satisfied:

                  (a) This Agreement. The Agent shall have received counterparts of this Amendment executed by the Borrower, each Multicurrency Lender and each 364-Day Lender, or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Agreement.

                  (b) Secretary's Certificates. The Secretary or Assistant Secretary of each of the Borrower and USC Holding shall have executed and delivered to the Administrative Agent a certificate, certifying (i) that attached thereto is a true and correct copy of the resolutions adopted by the Board of Directors of such Loan Party authorizing the execution and delivery of this Amendment, the other Loan Documents and Acquisition Documents to be executed and delivered by such Loan Party, (ii) as to the names and true signatures of the officers of such Loan Party authorized to execute the documents referred to in the immediately preceding clause (i), (iii) as to a true and correct copy of such Loan Party's By-Laws attached thereto, and (iv) that such Loan Party's Certificate of Incorporation has not been amended since the date of the certified copy of such document delivered pursuant to clause (c) below.

                   (c) Corporate Documents. Each of the Borrower and USC Holding shall have delivered to the Agent a true and correct copy of its Certificate of Incorporation and a good standing certificate, each certified by the Secretary of State of Delaware, as of a date no earlier than the fifteenth (15th) day immediately preceding the Amendment No. 6 Effective Date.

                  (d) Officer's Certificate. The Executive Vice President and Chief Financial Officer of the Borrower shall have executed and delivered to the Administrative Agent a certificate certifying that as of the Amendment No. 6 Effective Date, no Default or Event of Default has occurred and is continuing, all representations and warranties contained in the Credit Agreement (after giving effect to this Amendment) and the other Loan Documents are true and correct and all conditions set forth in this Section 2 have been satisfied in all material respects.

                  (e) Opinions of Counsel. The Agent shall have received an opinion letter from Mayer, Brown & Platt, counsel to the Loan Parties, addressed to the Agent and the Lenders, opining as to the matters set forth in Annex I.

                  (f) Borrower Pledge Agreement. The Agent shall have received a pledge agreement in substantially the form of Exhibit I to the Credit Agreement (after giving effect to this Amendment), duly executed by the Borrower, together with certificates representing the Pledged Shares referred to therein, accompanied by undated stock powers executed in blank, and evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the liens and security interests and priority thereof created under the Borrower Pledge Agreement has been taken.

                  (g) Subsidiary Guarantee. The Agent shall have received a guaranty in substantially the form of Exhibit H to the Credit Agreement (after giving effect to this Amendment), duly executed by USC Holding.

                  (h) Acquisition Documents. The Agent shall have received certified copies of each of the Acquisition Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all material agreements, instruments and other documents delivered in connection therewith.

                  (i) Consummation of Acquisition. All conditions precedent to the consummation of the Acquisition have been satisfied other than USC Holding's payment of the purchase price consideration therefor as provided in the Acquisition Agreement and, upon such payment, the Acquisition will have been duly consummated in accordance with the terms of the Acquisition Documents (subject to rescission pursuant to the terms of Section 13 of the Acquisition Agreement), without any waiver or amendment not consented to by the Administrative Agent of any term, provision or condition set forth therein, and in compliance with all Applicable Laws.

                  (j) Corporate Structure. The Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

                  (k) No Material Adverse Change. Before giving effect to the Acquisition and the other transactions contemplated by this Amendment, there shall have occurred no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of (i) the Borrower, since December 31, 1998, (ii) May, since September 30, 1999 and (iii) USC Holding, since the date of its incorporation.

                  (l) No Material Litigation. There shall exist no (i) order, decree, judgment, ruling or injunction which restrains the consummation of the Acquisition in the manner contemplated by the Acquisition Documents and (ii) action, suit, investigation, litigation or proceeding affecting any of the Borrower, USC Holding, May or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that
(i) could materially and adversely affect any Loan Party, May or any of their Subsidiaries or the Acquisition or (ii) purports to affect the legality, validity or enforceability of the Acquisition, this Amendment, the Credit Agreement, any Note, any other Loan Document, any Acquisition Document or the consummation of the transactions contemplated hereby or the ability of the Lenders to exercise their rights under any Loan Document.

                  (m) Due Diligence. The Lenders shall have completed a due diligence investigation of May and its Subsidiaries in scope, and with results, satisfactory to the Lenders; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of May and its Subsidiaries as they shall have requested.

                  (n) Financial Statements; Compliance Certificate. The Agent shall have received and reviewed (i) the consolidated financial statements of May and its Subsidiaries for the fiscal years ending March 31, 1999 and 1998, including balance sheets, income and cash flow statements reviewed by independent public accountants (together with English translations thereof) and prepared in conformity with German GAAP, (ii) five year financial projections for the combined company prepared by the Borrower, (iii) a Compliance Certificate (as of October 31, 1999 in the case of financial information relating to the Borrower and its Subsidiaries, and as of June 30, 1999 in the case of financial information relating to May and its Subsidiaries) demonstrating compliance on a pro forma basis (after giving effect to the Acquisition and the Loans to be made hereunder) and (iv) such other information relating to the Acquisition as the Agent may reasonably request, including interim financial statements of May and its Subsidiaries dated as of September 30, 1999, pro forma financial statements as to the Borrower and forecasts, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Amendment No. 6 Effective Date.

                  (o) Year 2000 Problem. The Agent and the Lenders shall have received information, in scope, form and substance reasonably satisfactory to them, confirming that (i) each of the Borrower, May and their respective Subsidiaries have taken necessary and appropriate steps to ascertain the extent of, and to quantify and address, material business and financial risks facing the Borrower, May and their respective Subsidiaries as a result of the Year 2000 Problem, and (ii) each of the Borrower's, May's and their respective Subsidiaries' material computer applications are reasonably expected to, on a timely basis, adequately address the Year 2000 Problem in all material respects.

                  (p) Evidence and Perfection of Liens. The Agent shall have received (i) such documents as the Agent may reasonably request to evidence and perfect all Liens granted by the Collateral Documents required to be delivered under this Section 2 (other than the German Pledge Agreement) and (ii) such other evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the priority of the security interests and liens created by such Collateral Documents, and to enhance the Agent's ability to preserve and protect its interests in and access to such Collateral, have been taken.

                  (q) Characterization Under the Parent Indenture. The Agent shall have received evidence satisfactory to it that (i) the Credit Agreement, as amended by this Amendment, constitutes the "Credit Agreement" under and as defined in Section 1.01 of the Parent Indenture and (ii) all of the Obligations constitute and will continue to constitute "Bank Indebtedness", "Permitted Indebtedness", "Senior Indebtedness of Subsidiary Guarantors", and "Designated Senior Indebtedness of Subsidiary Guarantors", as each such term is defined in the Parent Indenture.

                  (r) Other Documents. The Agent shall have received such other approvals, opinions or documents as the Agent or any Lender may reasonably request.

                  (s) Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each applicable Lender, as the case may be, all fees then due and payable pursuant to Section 2.14 and pursuant to the Amendment Fee Letter (as defined in Section 1), and all costs and expenses which have been invoiced and are payable pursuant to Section 8.4 of the Credit Agreement.

                  (t) Disbursement Letter. The Agent shall have received a letter of disbursement of proceeds from the Treasurer of the Borrower setting forth the applicable account information and amount of the proceeds of the Loans made on the Amendment No. 6 Effective Date in connection with the Acquisition and the financing thereof.

                  (u) Other Conditions. The conditions precedent to each Borrowing as provided in Section 4.2 of the Credit Agreement shall be satisfied on the Amendment No. 6 Effective Date.

                  Section 3.  Representations, Warranties and Covenants.

                  (a) The Borrower hereby represents and warrants that this Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles.

                  (b) The Borrower hereby represents and warrants that its execution and delivery of this Amendment, and its performance hereafter of the Credit Agreement as amended by this Agreement, have been duly authorized by all necessary corporate action, do not violate any provision of its certificate of incorporation, bylaws or other charter documents, will not violate any law, regulation, court order or writ applicable to it, will not require the approval or consent of any governmental agency, and do not require the approval or consent of any third party under the terms of any contract or agreement to which the Borrower, Parent or any Subsidiary of the Borrower or Parent is bound (including, without limitation, the Parent Indenture).

                  (c) The Borrower hereby represents and warrants that, after giving effect to all of the provisions of this Amendment, (i) no Default or Event of Default has occurred and is continuing or will have occurred and be continuing and (ii) all of the representations and warranties of the Borrower contained in the Credit Agreement, as amended hereby (other than representations and warranties which, in accordance with their express terms, are made only as of a specified date) are, and will be, true and correct as of the Amendment No. 6 Effective Date in all material respects as though made on and as of such date.

                  Section 4. Reference to and Effect on Credit Agreement. The Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. Neither the execution, delivery nor effectiveness of this Amendment shall operate as a waiver of any right, power or remedy of the Agent or any Lender of any Default or Event of Default under the Credit Agreement, all of which the Agent and the Lenders hereby expressly reserve. Nothing contained herein shall require the Agent or the Lender to hereafter waive any Default or Event of Default, or to further amend any provisions of any Loan Document, whether or not similar to the waivers or amendments effected by this Agreement. The Borrower, the Lenders and the Agent agree and acknowledge that this Amendment constitutes a "Loan Document" under and as defined in the Credit Agreement.

                  Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws and decisions of the State of Illinois.

                  Section 6. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement among the parties.


                                     * * * *

                  IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.


                                        UNITED STATES CAN COMPANY


                                        By:  /s/ Peter J. Andres
                                           -------------------------------------
                                            Name: Peter J. Andres
                                            Title:  Vice President and Treasurer

                                        BANK OF AMERICA, N.A., as Agent


                                        By:   /s/ Valerie C. Mills
                                            ------------------------------------
                                            Name: Valerie C. Mills
                                            Title:  Managing Director


                                        BANK OF AMERICA, N.A., as the Primary
                                        Issuing Lender, a Multicurrency Lender,
                                        a 364-Day Lender, and individually


                                        By:   /s/ Valerie C. Mills
                                            ------------------------------------
                                            Name: Valerie C. Mills
                                            Title:  Managing Director

                                        HARRIS TRUST AND SAVINGS BANK,
                                          as an Issuing Lender, and a
                                        Multicurrency Lender and a
                                        364-Day Lender


                                        By:   /s/ Richard H. Robb
                                            ------------------------------------
                                            Name: Richard H. Robb
                                            Title:  Managing Director

                                        THE NORTHERN TRUST COMPANY,
                                          as a Multicurrency Lender and a
                                        364-Day Lender


                                        By:   /s/  Daniel A. Toll
                                            ------------------------------------
                                            Name: Daniel A. Toll
                                            Title:  Vice President

                                        SOCIETE GENERALE,
                                          as a Multicurrency Lender and a
                                        364-Day Lender

                                        By:   /s/  Jerry Parisi
                                            ------------------------------------
                                            Name: Jerry Parisi
                                            Title:  Director

                                        BANK ONE, NA (Main Office Chicago),
                                            as a 364-Day Lender

                                        By:   /s/  Kevin L. Gillen
                                            ------------------------------------
                                            Name: Kevin L. Gillen
                                            Title:  Vice President

                                        BANKERS TRUST COMPANY,
                                            as a 364-Day Lender

                                        By:   /s/  Robert R. Telesca
                                            ------------------------------------
                                            Name: Robert R. Telesca
                                            Title:  Assistant Vice President

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                            as a 364-Day Lender

                                        By:   /s/  Marc D. Horner
                                            ------------------------------------
                                            Name: Marc D. Horner
                                            Title:  Assistant Vice President